UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 28, 2010

Tamir Biotechnology, Inc.
(Exact name of registrant as specified in its charter)

0-11088
(Commission File Number)

Delaware	22-2369085
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation)

11 Deer Park Drive, Suite 204, Princeton Corporate Plaza, Monmouth Junction, NJ 08852
(Address of principal executive offices, with zip code)

(732) 823-1003
(Registrant's telephone number, including area code)

300 Atrium Drive, Somerset, NJ 08873
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On September 28, 2010, Tamir Biotechnology, Inc. (the "Company") entered into an Office Lease Agreement (the "Lease Agreement"), effective as of October 1, 2010, with Princeton Corporate Plaza, LLC, (the "Landlord"), whereby the Company has leased 2,046 square feet of office and laboratory space in the building located at 11 Deer Park Drive, Suite 204, in the township of South Brunswick in the County of Middlesex, State of New Jersey (the "Building").  The new office will replace 300 Atrium Drive, Somerset, New Jersey 08873 as the Company's principal executive offices. The lease term will begin on October 1, 2010 (the "Commencement Date”), ending on September 30, 2011 (the “Expiration Date”).  The Company will be required to pay rent including expenses of $3,794 per month.

The  foregoing  description  is  qualified  in its entirety by reference to the Lease Agreement, which will be filed as an exhibit to the Company's next annual report on Form 10-K.

Item 8.01 Other Events.

On October 1, 2010, the Company moved its principal executive offices and corporate headquarters from 300 Atrium Drive, Somerset, New Jersey 08873 to a facility with a postal address at 11 Deer Park Drive, Suite 204, Princeton Corporate Plaza, Monmouth Junction, New Jersey 08852.  As a result of the move, the Company can now be reached via telephone at (732) 823-1003, and via fax at (732) 230-3794. The terms of the lease for the new office space are governed by that certain Lease Agreement by and between the Company and the Landlord, as disclosed above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TAMIR BIOTECHNOLOGY, INC.

Date: October 01, 2010	By:	/s/ Charles Muniz
Charles Muniz
President, Chief Executive Officer and Chief Financial Officer